EXHIBIT 10.21

Mutual Release Agreement


This Mutual Release Agreement, made and entered into this 7 day of November, 2000, by and between Viador, Inc., a California corporation with its principal business office located at 2000 Charleston Road, Mountain View, California, USA ("Viador"), and Viador GmbH, a German limited liability company, with its principal business office located at Otto-Lilienthal Strasse 36, 71034 Boblingen, Germany; Weber & Richter GmbH located at Hammer Strai3e 147, 48153 Mtlnster, Germany (HRB 2784); Klaus, Karol; Nina und Tim Webersinke GbR, represented by Klaus, Karola, Nina and Tim Webershilce, located at Astemweg 71, 71083 Herrenberg, Germany; Sirippel Beteiligungsgesellschaft mbH, located at Ammerweg 8, 51515 Ktirten, Germany (collectively "Distributor").

WITNESSETH:

WHEREAS, Viador and Viador GmbH are parties to that certain Software Marketing and Distribution Agreement (the "Software Distribution Agreement"), under the terms of which Viador appointed Viador GmbIi as its distributor of Viador Software products in Germany; and

WHEREAS, the parties now wish to cancel the Software Distribution
Agreement, and to grant to each other mutual releases of all claims and obligations each may have against the other.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, the parties to this Agreement do agree as follows:


Article 1: Cancellation of Software Distribution A~recment

a. Effective inunediately upon the payment by Viador to Viador GmbH of the consideration provided for in Article 4(a) hereof ("Effective Date"), the Software Distribution Agreement shall be, and hereby is, cancelled. Thereafter, neither party hereto shall have any rights or obligations whatsoever under the Software Distribution Agreement, expect as specifically provided herein.

b. Without limiting the generality of Article 1(a) hereof; upon cancellation of the Software Disiributiori Agreement, Distributor shall not:
(i) use any marketing materials, technical information or other matsrials furnished by Viador to Distributor, or any other materials that refer to Viador or any of Viador's Software products, for any purpose whatsoever; or
(ii) represent to any other person, firm, corporation or other entity that Distributor has any rights whatsoever under the Software Distribution Agreement. Within seven (7) days after the Effective Date, Distributor shall return to Viador, or destroy, as Viador shall direct in writing, all copies of all documents and other materials in Distributor's possession that contain or embody any of Viadofs Confidential Information.


Article 2: Release of Claims

a. As used herein, "Claims" shall mean any and all manner of action or actions, cause or causes of action, in law or in equity, suits, liabilities, obligations, debts, contracts, liens, invoices, agreements, promises, liabilities, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which a party has as of the Effective Date by reason of any matter, including without limitation any claims arising out of, based upon, or that relate in any way to the Software Distribution Agreement, as well as any matters, causes or things whatsoever that were, or have been, or could in any way have been alleged in connection with and/or in regard to any dispute arising out of such matters.

b. Except as specifically provided in Article 2(d) hereof, effective imme~iiately upon the Effective Date, each party to this Agreement, on its own behalf and on behalf of its shareholders, officers, directors, employees, subsidiaries, successors and assigns hereby waives, releases and discharges the other party hereto, and all of that other party's shareholders, officer, directors, employees, subsidiaries, successors and assigns, from any 2nd all Claims, obligations, rights and actions that each party may have against the other.

-     C. Without limiting the generality of Article 2(a) hereof;
Distributor hereby acknowledges that the consideration payable to Distributor by Viador under Article 4(a) of this Agreement is in lieu of any and all other compensation whatsoever, and Distributor hereby waives any claim to any compensation, reimbursement, indemnification or damages whatsoever by virtue of the cancellation of the Software Distribution Agreement

d. Each party hereby acknowledges and agrees that the release of Claims, as set forth in Article 2(a) and 2(b) hereof, covers all Claims, known and unknown, foreseen and unforeseen, which have accrued as of the Effective Date. Without limiting the generality of this Article 2(c), each party hereby waives the benefits of California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

Notwithstanding the mutual release of claims, as set forth in
Article 2(a) and 2 (b) hereof; nothing in this Agreement shall be construed to release either party from its duty of confidentiality with respect to the other party's confidential information, as set forth in the Software Distribution Agreement.


3.     Rights in Trademarks, Trade Names and Corporate Names

a. Immediately upon execution of this Agreement, Distributor shall cease all use of the "Viador" trademark and trade name, and shall not thereafter use the "Viador" trademark or trade name, or any confusingly similar trademark or trade name, for any purpose whatsoever.

b. Distributor hereby disclaims any right, title or interest in or to the "Viador" trademark and trade name, and, to the extent that Distributor has, or hereafter acquires, any right, title or interest in or to the "Viador" trademark or trade name, Distributor shall, and hereby does, assign, transfer and convey all such rights, title and interests to Viador. Distributor shall execute and deliver all documents and other instruments reasonably requested by Viador to assign, transfer and convey all of Distributor's rights, if any, in and to the "Viador" trademark and trade name.

c. Within ninety (90) days after the date of execution of this Agreement, Viador GmbH shall change its corporate name so as to delete any reference to "Viador" from that corporate name. Viador shall reimburse Viador GmbH for all notarial fees, legal and registration fees incurred by Viador GmbH in connection with the change of Viador GmbH's corporate name under this
Article 3(c); Viador will pay a lump sum of $4,000, which Viador Gmbh agrees and stipulates covers all the above fees and which will be provided together but on top of the paym~nt of $142,000; Viador shall not be required to pay any additional fees above the $4,000.

d. Distributor hereby assigns, transfers and conveys all its rights, title and interest in and to any all Intem~t domain names that include the Viador name including without limitation "www.viador.de." Distributor shall, within seven (7) days of the Effective Date, take all reasonable actions to fhcilitate the foregoing assignment and transfer of such domain names with the applicable domain name registration administrators including without limitation the execution and filing of all assignment and transfer documentation of such administrators. Viador shall be solely responsible for any and all fees charged by such domain name registration administrators.


Article 4: Consideration

a.     In consideration for the cancellation of the Software
Distribution Agreement and the other rights granted by Distributor to Viador hereunder, Viador shall pay to Viador GmbH the sum of One Hundred Forty-Two Thousrid United States Dollars (US$142,000.00) (the "Consideration"). -
     Mutual ReleaseAgreement(11.03.00)     2



b. Viador shall pay to Viador GmbH the this amount of the Consideration, together with any and all ~mounts reimbursable by Viador under
Article 3(c) hereof, within thirty (30) days after the date of execution of this Agreement. All amounts payabie by Viador to Viador GnibH shall be paid in United States Dollars, in immediately available funds to the Viador GxnbH account at the Kreissparkasse in Boeblingen, with the following SWIFT code: via SOLADESIBBL 1626469.

c. Distributor hereby acknowledges and agrees that the Consideration payable by Viador under Article 4(a) hereof constitutes the sole compensation payab'e by Viador hereunder, and, except as provided in Article 3(c) with respect to reimbursement of Viador GmbH's notarial fees and registration fees, Viador shall have no other payment obligations to Distributor hereunder whatsoever.

d. Viador hereby acknowledges and agrees that Distributor shall have no obligation to pay any money, to make any loans, or provide any othcr consideration whatsoever to Viador, except as specifically provided in this Agreement.




a. Nothing in this Agreement shall be construed to prohibit or restrict Viador from contacting, offering or supplying any products or services, or otherwise engaging in any business transaction whatsoever with any existing or prospective customer of Distributor; provided, however, that Distributor shall have no obligation whatsoever hereunder to furnish any customer lists, prospect databases or contact information to Viador.

b. For a period twelve (12) months after the date of Cxecution of this Agreement, Distributor shall perform such consulting services for Viador as Viador shall request, and as Distributor shall accept, in writing. Viador shall be solely responsible for any arid all expenses incurred by Distributor, plus a service charge of 35% to cover local GmbN costs, in connection with the performance of such consulting services for Viador under this Article 5(b); provided, however, that all such expenses shall be approved in advance by Viador. Any additiorial fecs to be charged by Distributor to Viador for such services shall be set Out and agreed upon in a signed writing between the parties. (e.g. one consultant will be charged with $ 1.000 plus travel expenses for all other items the real cost plus 35% service charge)



Article 6: General Provisions

a. Further Actions: Each party shall take all actions, and shall execute and deliver all documents and other instruments reasonably requested by the other party hereto, in order to achieve the objectives of this Agreement, including, but not limited to, the release of claims, as provided in Article 2 hereof.

b. Representations and Warranties: Each party represents and warrants that: (i) it is duly authorized to execute, deliver and perform this Agreement;
(II) it has read this Agreement and fully understands the terms and conditions hereof, (iii) it has had the opportunity to consult with legal counselof its own choice as to the legal impli~ations hereof~ and (iv) this Agreement is the result of good faith negotiations between the parties, and shall not be coistrued as an admission of any liability by any party under the Software Distribution Agreement.

e.     Notices: All notices and other communications between the parties under this Agreement shall be sent by international air courier, or by facsimile with a confirmation copy sent by international air courier, addressed as follows;
      Viador, Inc.     Viador GmbH
2000 Charleston Road     Otto-Liiienthal Strasse 36
Mountain View, CA     71034 Boblingen, Germany
USA



By:.
Name
:
Titl
e:
Date
d:
Viador
QrnbH -




By:
By:
Name
:
Titl
e:
Date
d;

Any notice or other communication given in accordance with this Article 6(c) shall be deemed received: (1) if sent by international air courier, seven (7) days after the date of dispatch; and (ii) !f sent by facsimile, twenty-four (24) hours after the time and date of transmission.

d. Governing Law and flis~ute Resolution: This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, U.S.A., excluding conflicts of laws rules. Any dispute between the parties arising out of, or relating to, the validity, performance, interpretation or consmiction of this Agreement shall be submitted to the exclusive jurisdiction of the courts, including the United States District Courts, in California. Distributor hereby irrevocably consents to the personal jurisdiction of the courts in California for the resolution of all disputes hereunder.

e. Successors and Assigns: This Agreement shall be binding upon, and shall inure to the benefit of, the parties' respective successors and assigns.

t Counterparts: This Agreement may be executed in several counterparts,. each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

~.     Headings: The subject headings of this Agreement are
included for purposes of convenience only, and shall not affect the construction or interpretation of any provision hereof.

h. Entire Agreement and Amendments: This Agreement con5titutes the entire agreement between the parties, and supersedes all prior agreements, understandings and other communications between the parties with respect to the subject matter hereof. No modification or amendment to this Agreement shall be binding upon the parties hereto unless in writing and executed by the duly authorized representatives of each of the parties.

TN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective dujy authorized representatives.

Viador, Inc.


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